EXHIBIT 1.2

Number: BC0900353

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that BEARING RESOURCES LTD. changed its name to BEARING LITHIUM CORP. on May 10, 2017 at 01:24 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On May 10, 2017 CAROL PREST Registrar of Companies Province of British Columbia Canada
ELECTRONIC CERTIFICATE